Exhibit 99.3

All,

On behalf of our Board of Directors, I am very pleased to share with you that Mid Penn Bank has agreed to merge with The Scottdale Bank & Trust Company (Scottdale).  Scottdale is based in western Pennsylvania with five locations in Westmoreland and Fayette Counties. Scottdale has approximately $263 million in assets and has built a strong reputation as a community bank with a culture that very closely mirrors our own. Becoming a part of the Mid Penn family will further strengthen Scottdale’s offerings, while also introducing the Mid Penn name to western Pennsylvania for the first time. Following completion of the merger, Scottdale will be merged into Mid Penn Bank and will operate as “Scottdale Bank & Trust, a division of Mid Penn Bank.”

This news was shared today at a meeting organized at Colonial Country Club in Harrisburg. The news has been shared with Scottdale’s employees as well and I will be personally meeting with their team tomorrow. Please know that I am always accessible to answer any questions you may have by phone or by email.

While this merger is subject to customary closing conditions, including regulatory and shareholder approvals, we anticipate that the deal will close in the third quarter of 2017. Attached you will find the presentation from today’s meeting with additional details of the merger. More details will become available as this process continues.

This is GREAT news for Mid Penn as we continue to expand our unique version of community banking into new communities throughout Pennsylvania. The region where Scottdale is based has the capacity to embrace our brand of community banking, and in many ways, the region is very similar to the Northern Dauphin and Schuylkill county communities we serve.

Thank you for being a part of our continued growth and for making Mid Penn THE best bank in Central PA – soon to be THE best bank in all of PA.

Rory G. Ritrievi

President and CEO

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This email, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s and Scottdale’s portfolio; legislation affecting the financial services industry as a whole, and Scottdale, Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.  For a list of other factors which would affect our results, see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016. The statements in this email are made as of the date of this email, even if subsequently made available by Mid Penn or Scottdale on its website or otherwise. Neither Mid Penn nor Scottdale assumes any obligation for updating any such forward-looking statements at any time, except as required by law.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Mid Penn will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of Mid Penn common stock to be issued to the shareholders of Scottdale. The registration statement will include a joint proxy statement/prospectus, which will be sent to the shareholders of Mid Penn and Scottdale seeking their respective approvals of the merger. In addition, each of Mid Penn and Scottdale may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MID PENN, SCOTTDALE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the joint proxy statement/prospectus, when it becomes available, also may be obtained by directing a request by telephone or mail to Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Investor Relations (telephone: 717-692-7105) or The Scottdale Bank & Trust Company, 150 Pittsburgh Street, Scottdale, Pennsylvania 15683, Attention: Investor Relations (telephone: 724-227-8330) or by accessing Mid Penn's website at www.midpennbank.com under "Investors". The information on Mid Penn's and Scottdale's websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Mid Penn, Scottdale and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of Mid Penn and Scottdale in connection with the transaction. Information about the directors and executive officers of Mid Penn is set forth in the proxy statement for Mid Penn's 2016 annual meeting of shareholders filed with the SEC on March 28, 2016. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.